Exhibit 99.A

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

NOVA Chemicals Inc. Capital Accumulation Plan

Years Ended December 31, 2004 and 2003
With Report of Independent Registered Public Accounting Firm

NOVA Chemicals Inc.
Capital Accumulation Plan

Audited Financial Statements and Supplemental Schedule

Years Ended December 31, 2004 and 2003

Contents

Report of Independent Registered Public Accounting Firm

Audited Financial Statements

Statements of Net Assets Available for Benefits
Statements of Changes in Net Assets Available for Benefits
Notes to Financial Statements

Supplemental Schedule

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

Supplemental Schedule

Report of Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee

NOVA Chemicals Inc.

Capital Accumulation Plan

We have audited the accompanying statements of net assets available for benefits of NOVA Chemicals Inc. Capital Accumulation Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and 2003, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

May 5, 2005

Pittsburgh, Pennsylvania

NOVA Chemicals Inc.

Capital Accumulation Plan

Notes to Financial Statements

December 31, 2004 and 2003

1. Description of the Plan

The following description of NOVA Chemicals Inc. Capital Accumulation Plan (the Plan) provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan which was established by the Board of Directors of NOVA Chemicals Inc. (the Company) on October 1, 1996, to provide the union employees of the Beaver Valley Plant and the Indian Orchard Site (who joined the amended plan on January 1, 2000) the opportunity to save for their future financial needs. Employees are eligible to participate in the Plan on their date of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make qualified contributions to the Plan of not less than one percent (1%) nor more than one hundred percent (100%) (ten percent (10%) for highly compensated employees) of their pretax or after-tax base compensation, not exceeding $13,000 and $12,000 in total in the calendar years 2004 and 2003, respectively. All employee contributions are made through payroll deductions and are subject to maximum and minimum contribution limitations as determined by the Internal Revenue Service. Contributions and any investment earnings are not taxable until withdrawn.

For Beaver Valley Plant participants, the Company contributes on behalf of the employee two percent (2%) for each one percent (1%) of employee contributions up to a maximum six percent (6%) company contribution. All company contributions for Beaver Valley Plant participants are allocated to the NOVA Chemicals Stock Fund.

For Indian Orchard Site participants, the Company contributes on behalf of the employee one-half percent (0.5%) for each one percent (1%) of employee contributions up to a maximum four percent (4%) company contribution.

Participant Account, Vesting, and Distributions

Each participant’s account is credited with the participant’s and employer’s contributions and allocations of the Plan’s earnings. Allocations are based on participant account balances. Each participant is, at all times, one hundred percent (100%) vested in their member accounts. Upon normal retirement or termination of employment, a participant or beneficiary may receive the value of their account. Distributions are made in lump-sum payments.

Participant Loans

Loans are available to all participants, other than participants who have terminated employment from the Company, enabling them to borrow a minimum of $1,000 up to the lesser of $50,000 or fifty percent (50%) of the participant’s vested account balance. The loans bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. The current loan accounts bear interest at rates of six percent (6%) to eleven and one-half percent (11.5%), are secured by the assets in the member’s account, and must be repaid within five years.

Administration

The Company is the designated administrator of the Plan. The Company may delegate its administrative responsibilities to another person or persons, but shall remain the named fiduciary under ERISA, as amended.

Trustee

The investments are held under the terms of a trust agreement with The Charles Schwab Trust Company.

Termination Provisions

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

Investments are stated at fair market value. The units/shares are valued at quoted market prices which represent the net asset values of units/shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Costs of securities sold are valued at average unit cost.

Administrative Costs

All investment fees (included in investment income on the statements of changes in net assets available for benefits) are paid from the Plan’s assets. All other administrative costs are paid by the Plan’s sponsor with the exception of the origination fee for loans, which are paid directly by the employee.

3. Investments

Investments that represent five percent (5%) or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2004	2003

NOVA Chemicals Stock Fund*	$9,391,841	$5,458,318
Fidelity Equity Income II Fund	1,739,633	1,446,668
Fidelity Magellan Fund	1,130,982	1,053,905
TransCanada Pipeline Stock Fund	1,093,086	1,001,312
PIMCO Total Return Fund	1,052,060	823,042

*Nonparticipant-directed

During 2004 and 2003, the Plan’s investments (including investments purchased, sold, as well as held during the year) appreciated in fair value as determined by quoted market prices as follows:

	December 31
	2004	2003

Common stock	$4,200,995	$2,120,094
Shares of registered investment companies	412,367	1,126,822
	$4,613,362	$3,246,916

4. Nonparticipant-Directed Investments

Information about the net assets and the significant components of changes in net assets related to the nonparticipant-directed investments is as follows:

	December 31
	2004	2003

Investments, at fair value:
NOVA Chemicals Stock Fund	$9,391,841	$5,458,318

Investment income:
Realized and unrealized appreciation in fair value of investments	$4,053,927	$1,788,262
	4,053,927	1,788,262

Contributions	150,731	383,285
Total investment income and contributions	4,204,658	2,171,547

Distributions to participants	(242,872)	(97,249)
Other	(28,263)	(22,379)
Increase in net assets available for benefits	$3,933,523	$2,051,919

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated October 27, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.